Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form F-3 of EZGO Technologies Ltd. (the “Company”) of our report dated December 29, 2025, with respect to our audits of the consolidated balance sheets of the Company as of September 30, 2025 and 2024, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows for each of the two years in the period ended September 30, 2025, and the related notes, which report appears in the Company’s Annual Report on Form 20-F for the year ended September 30, 2025.

We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ HTL International, LLC
Houston, Texas
February 27, 2026